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                                                                     EXHIBIT 2.2

                               FIRST AMENDMENT TO
                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         This Amendment is entered into as of September 6, 2001 (the "Closing Date") by Nabi, a Delaware corporation ("Seller"), and ZLB Bioplasma Inc., a Delaware corporation ("Buyer").

                                   BACKGROUND

A. Seller and CSL Limited, an Australian Capital Territory corporation ("CSL"), are parties to an Agreement for Purchase and Sale of Assets dated June 25, 2001 (the "Purchase Agreement"). CSL has assigned its rights and obligations under the Purchase Agreement to Buyer. Capitalized terms used in this Addendum without definition shall have the meaning assigned in the Purchase Agreement. All references to the Purchase Agreement in any document executed by the parties shall mean the Purchase Agreement as amended by this Amendment.

B. The parties desire to amend the Purchase Agreement in the manner described in this Amendment.

         In consideration of the foregoing and the mutual promises and covenants contained herein, the parties amend the Purchase Agreement as follows:

1. DMS SUBLICENSE. All references in the Purchase Agreement to the DMS Sublicense are deleted.

2. REVISED SCHEDULES. The Schedules to the Purchase Agreement are hereby amended as set forth in Exhibit A hereto.

3. LICENSES AND PERMITS. The licenses and permits listed on Exhibit B hereto cannot lawfully be transferred by Seller to Buyer. As provided in Section 1.4 of the Purchase Agreement, Seller shall allow Buyer to operate under such licenses and permits for a period of 180 days following the Closing Date and shall not cancel any such license or permit or any bonds, guarantees or undertakings of Seller in connection therewith until expiration of such 180 day period.

4.       (Reserved)

5. LEASE ASSIGNMENTS. The consents of the respective lessors ("Landlords") to the assignment of the Leases listed in Exhibit D have not been obtained as of the Closing Date. Buyer and Seller shall execute a mutually acceptable Management Agreement under which Buyer will be engaged to manage the business conducted at the Plasma Centers represented by those Leases until the required Landlord consents are obtained.



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         Upon receipt of the applicable Landlord consent to the assignment of each such Lease, Seller and Buyer will terminate the Management Agreement with respect to that Plasma Center and will execute an Assignment and Assumption of Lease with respect to that Lease in the form executed by the parties on the Closing Date. The effective date of each such assignment shall be the date on which the applicable Landlord's consent is obtained. With respect to each such Lease, (a) Seller shall perform all financial obligations and retain all liabilities under the Lease prior to receipt of the Landlord's consent, but (b) in no event shall Seller be liable to Buyer with respect to any claim for breach under any such Lease by virtue of the Management Agreement or Buyer's operation of any Plasma Center pursuant thereto.

6. BILL OF SALE. The Bill of Sale contemplated in Section 3.6(a) of the Purchase Agreement shall not include an assumption of liabilities.

7. PURCHASE PRICE ALLOCATION. The parties shall agree to an allocation of the Purchase Price pursuant to Section 3.7 of the Purchase Agreement as soon as possible following the Closing Date.

8. AGENT'S LETTER. Notwithstanding the provisions of Section 4.4 of the Purchase Agreement and Schedules 4.4(a) and 4.4(b) thereto, the mortgages encumbering the Owned Properties and held by Bank of America, N.A. ("Bank of America") and the liens encumbering other Assets held by Bank of America shall be released in accordance with Bank of America's written undertaking to that effect dated August 28, 2001 ("Agent's Letter"). Seller shall perform all covenants on its part recited in the Agent's Letter.

9. NOTICE. For purposes of Section 12.4 of the Purchase Agreement, notice to Buyer shall be given to:

                                    ZLB Bioplasma Inc.
                                    801 N. Brand Avenue
                                    Suite 1150
                                    Glendale, California 91203
                                    Attn: Peter de Hart, President

         with copies to the persons identified in the Purchase Agreement.

10. NONCOMPETE AGREEMENTS. To the extent any employees of Seller who become employed by Buyer after the Closing Date are parties to a noncompete agreement with Seller, Seller agrees that it will not enforce the non-competition provision of any such agreement arising solely from the employee's employment by Buyer or any of its affiliates.

11. SUBSTITUTE ATTACHMENTS. The Substitute Attachments to Appendix A to the Purchase Agreement circulated between and initialed by the parties on the date hereof are accepted by Seller and Buyer.




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